                                     KB HOME
                              10990 Wilshire Blvd.
                              Los Angeles, CA 90024



                                October 20, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: Registration Statement on Form S-4 (file no. 333-119228) filed by KB Home, KB Home Phoenix Inc., KB Home South Bay Inc.,
                KB Lone Star LP, KB Home North Bay Inc., KB Home Nevada Inc., KB Home Greater Los Angeles Inc., KB Home Coastal Inc. and
                KB Home Colorado Inc. (collectively, the "Registrants")

Dear Sir or Madam:

        On behalf of the Registrants, pursuant to Rule 461 under the Securities Act of 1933, as amended (the "Securities Act"), we hereby respectfully request that the effectiveness of the above-referenced Registration Statement be accelerated to 10:00 a.m., Eastern Standard Time, on Monday, October 25, 2004, or as soon thereafter as possible.

        We hereby acknowledge that, should the Securities and Exchange Commission (the "Commission") or the staff thereof, acting pursuant to designated authority, declare the above-referenced Registration Statement effective, it does not foreclose the Commission from taking any action with respect to such Registration Statement; that the action of the Commission or the staff thereof, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in such Registration Statement; and that the Registrants may not assert such action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                  [Remainder of Page Left Blank Intentionally]

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                               Very truly yours,

                                    KB HOME


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Senior Vice President and Controller


                                    KB HOME PHOENIX INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO


                                    KB HOME SOUTH BAY INC.


                                    By:  /s/ CHRIS REDER
                                         ---------------------------------------
                                    Name:  Chris Reder
                                    Title:  Senior Vice President, Finance,
                                            and CFO


                                    KB HOME LONE STAR LP

                                    By:  KBSA, Inc., its General Partner


                                               By:  /s/ WILLIAM R. HOLLINGER
                                                    ----------------------------
                                               Name:  William R. Hollinger
                                               Title:  Vice President and CFO


                                    KB HOME NORTH BAY INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO

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                                    KB HOME NEVADA INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO


                                    KB HOME GREATER LOS ANGELES INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO


                                    KB HOME COASTAL INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO


                                    KB HOME COLORADO INC.


                                    By:  /s/ WILLIAM R. HOLLINGER
                                         ---------------------------------------
                                    Name:  William R. Hollinger
                                    Title:  Vice President and CFO


cc:      Ms. Tamara Brightwell
         Division of Corporation Finance